Ally Financial Inc. 2Q 2020 Earnings Review July 17, 2020 Contact Ally Investor Relations at (866) 710-4623 or investor.relations@ally.com Exhibit 99.2

Forward-Looking Statements and Additional Information This presentation and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the presentation or related communication. This presentation and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about future effects of COVID-19 and our ability to navigate them, the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings. This presentation and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the presentation. Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases, as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts.

GAAP and Core Results: Quarterly The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Core return on tangible common equity (Core ROTCE), Adjusted efficiency ratio, Adjusted total net revenue, Net financing revenue (excluding Core OID), Adjusted other revenue, Core original issue discount (Core OID) amortization expense, Core outstanding original issue discount balance (Core OID balance), and Adjusted tangible book value per share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document. Core net income (loss) attributable to common shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See pages 28 and 30 for calculation methodology and details. Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See page 30 for calculation methodology and details. Core return on tangible common equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and the net deferred tax asset. See page 32 for calculation methodology and details. Adjusted tangible book value per share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if tax-effected Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. See page 31 for calculation methodology and details. Adjusted efficiency ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. Adjusted efficiency ratio generally adjusts for Insurance segment revenue and expense, rep and warrant expense, Core OID, and repositioning and other. See page 33 for calculation methodology and details. Adjusted total net revenue is a non-GAAP financial measure that adjusts GAAP total net revenue for Core OID and for change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity. See page 35 for calculation methodology and details.

2Q 2020 Highlights

Consistent prioritization of our employees, our customers and our communities

> **Adjusted EPS[1] of $0.61 | Core ROTCE[1] of 7.6%**

- Adjusted total net revenue[1] of $1.53 billion compared to $1.56 billion in 2Q 2019

> **Auto & Insurance trends improved throughout 2Q | Reinforces adaptable, leading platform**

- Stable, expected credit performance | Disciplined approach to underwriting and credit management
- Consumer auto originations of $7.2 billion | Sourced from 3.1 million applications, reflecting strong used demand
- 2Q 2020 estimated retail auto originated yield[2] of 7.10% | Retail auto net charge-off rate of 0.76% – down 20 bps YoY
- Insurance written premiums of $267 million

> **Direct bank, consumer, commercial and deposit trends evidenced leadership position**

- Deposits of $131.0 billion, up 13% YoY | Highest quarterly retail balance growth | 2.1 million deposit customers, up 94k QoQ
- Ally Home®: $1.2 billion direct-to-consumer originations | Revenue per loan growth every quarter since 2Q 2019
- Ally Invest: Self-directed accounts of 388k, up 15% YoY | $1.9 billion in cash balances
- Ally Lending: Gross originations of $75 million | Expanded into home improvement via partnership with Authority Brands
- Corporate Finance: HFI balances of $6.0 billion, up 26% YoY | Repayment of ~60% of COVID-19 related 1Q revolver draws

> **Ally's balance sheet remains well-positioned, demonstrated by strong capital and liquidity**

- CCAR 2020: Preliminary Stress Capital Buffer 350 bps | Resubmitting capital plan per FRB requirement
- Ally maintaining internal CET1 Target of 9.0% | Capital levels well in excess of regulatory minimum thresholds
- Board of directors approved 3Q'20 common dividend of $0.19 | Share repurchases suspended through 12/31/20

Navigating current environment with purpose | Long-term priorities remain intact

(1) *Represents a non-GAAP financial measure. See pages 30 and 32 for calculation methodology and details.*

(2) *Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. See page 29 for details.*

2Q 2020 Preliminary Results

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Adjusted Earnings Per Share(1) Adjusted Total Net Revenue(2) Total Deposits Adjusted Tangible Book Value per Share(3) Core Metric Trends (2) Represents a non-GAAP financial measure. See page 35 for details. (1) Represents a non-GAAP financial measure. See page 30 for details. (3) Represents a non-GAAP financial measure. See page 31 for details. Note: Brokered includes sweep deposits. Other includes mortgage escrow and other deposits. CECL Day 1 Impact: $2.7/share

Recent Trends: Auto Consumer Auto: Decisioned Applications Consumer Auto: Originations Lease Average Gain / (Loss) per Vehicle Commercial Auto Balances & Industry Inventories Sources: Ally Economics

Retail Deposit Growth Recent Trends: Deposit & Consumer Offerings Ally Invest Retail Deposit Customers Ally Home 64.5k 58.9k 58.3k 61.8k 38.2k 30.4k 24.0k $7.9 $9.6 1Q 2020 Note: Ally Invest Brokerage Customer Cash and Brokerage Customer Securities are gross figures and may not foot to the total due to minimal margin activity.

Strong Balance Sheet Foundation Funding Common Equity Tier 1 (CET1) Allowance for Loan Losses Liquidity 2Q’20 $2.9B excess above 8% (Reg Min + SCB) (1) Represents a non-GAAP financial measure. Excludes Core OID balance. See page 35 for details. Note: For more details on the final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, to delay and subsequently phase-in its impact, see page 29 for definition. (2) Highly liquid securities includes unencumbered UST, Agency debt and Agency MBS (2)

2Q 2020 Financial Results Represents a non-GAAP financial measure. Adjusted for Core OID. See page 35 for calculation methodology and details. Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01, which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity. For Non-GAAP calculation methodology and details see pages 34 and 35. Due to the antidilutive effect of the net loss from continuing operations for the three months ended March 31, 2020, basic weighted-average common shares outstanding were used to calculate basic and diluted earnings per share Repositioning and other, net of tax (as applicable) in 2Q 20 includes a $50 million Goodwill impairment at Ally Invest. 2Q 20 effective tax rate was primarily impacted by a $50 million nondeductible Goodwill impairment at Ally Invest. Excluding the nondeductible $50 million Goodwill impairment, the adjusted effective tax rate would be 24.6%, which represents a non-GAAP financial measure. Significant discrete tax items do not relate to the operating performance of the core businesses. 2Q 19 effective tax rate was impacted primarily due to a release of valuation allowance on foreign tax credit carryforwards during the second quarter of 2019. Ally’s effective tax rate was -18.2% for 2Q 19; excluding the discrete tax benefit of $201 million, the adjusted effective tax rate would be 22.5%, which represents a non-GAAP financial measure. See page 27 for calculation methodology. Represents a non-GAAP financial measure. For Non-GAAP calculation methodology and details see pages 30, 32 and 33. Incl. $50M Ally Invest goodwill impairment 24.6% Normalized for goodwill impairment

Balance Sheet & Net Interest Margin Mortgage includes held-for-investment (HFI) loans from the Mortgage Finance segment and the HFI legacy mortgage portfolio in run-off at the Corporate & Other segment. ‘Other’ includes Ally Lending held-for-investment consumer loans. Represents a non-GAAP financial measure. Excludes Core OID and Core OID balance. See page 35 for calculation methodology and details. Includes retail, brokered (inclusive of sweep deposits) and other deposits (inclusive of mortgage escrow and other deposits). Includes Demand Notes, FHLB borrowings and Repurchase Agreements. Includes trust preferred securities.

Retail Deposit Balances Deposit Mix & Retail Portfolio Rate Retail Deposit Customers Deposits Note: Brokered includes sweep deposits. Other includes mortgage escrow and other deposits. See page 28 for Customer Retention Rate definition. Deposits of $131.0 billion, up $14.7 billion or 13% YoY Retail deposits of $115.8 billion, up $9.7 billion QoQ IRS tax payment deadline extended to July 15; shifting typical 2Q payments to 3Q Customer retention rate remained strong at 96% Disciplined, balanced approach to pricing and growth 2.13 million retail deposit customers, up 14% YoY 94 thousand new customers added in 2Q, representing Ally’s 3rd highest quarterly growth level Ally Bank named 2020 ‘Best Internet Bank’ by Kiplinger for the 4th consecutive year Note: Brokered includes sweep deposits. Other includes mortgage escrow and other deposits.

Capital Ratios & Shareholder Distributions Preliminary 2Q 2020 CET1 ratio of 10.1% Reflects strong overall capital position and earnings growth along with lower commercial floorplan balances and suspension of share repurchase program Ally’s Board of Directors approved a $0.19 per share common dividend for 3Q 2020 Share repurchases to remain suspended through 12/31/2020 CCAR 2020 results demonstrate Ally’s strong capital position and ability to successfully navigate severe economic downturn Note: For more details on the final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, to delay and subsequently phase-in its impact, see page 29 for definition. Capital Deployment Actions Common Equity Tier 1 CET1 Regulatory Minimum 3.5% 8.0% CCAR 2020: Federal Reserve Result Ally’s Internal CET1 Target 9.0% Capital Ratios and Risk-Weighted Assets Ally’s CET1 FRB Operating Requirement Ally’s Preliminary Stress Capital Buffer 4.5%

Consolidated Net Charge-Offs Net Charge-Off Activity Retail Auto Net Charge-Offs Retail Auto Delinquencies Asset Quality: Key Metrics Note: Above loans are classified as held-for-investment and recorded at gross carrying value. Note: Includes accruing contracts only. Days-past-due (“DPD”) (1) Corp/Other includes legacy Mortgage HFI portfolio. Note: See page 28 for definition.

Asset Quality: Coverage & Reserves Consolidated Coverage Ratio Consolidated QoQ Reserve Walk Net charge-off’s replenished 1 ∆ in portfolio Size 2 All other incl. macroeconomic 3 1Q‘20 Reserve $3,245 $3,354 ($16) $125 Maintaining expectation for FY 2020 retail auto NCO’s between 1.8 – 2.1% $178 Retail Auto Coverage Ratio 2Q‘20 NCO’s ↓ Commercial Auto COVID-19 Macros 2Q‘20 Reserve ($ millions)

Weekly deferral requests declined throughout 2Q 1.31M cumulative deferral program accounts processed 87% customers entering deferral program were current Reverted to business-as-usual extension policy in June Deferral program customer indicators 24% of active deferral customers made a payment in June before their scheduled due date Strong open-rates, response-rates & interaction levels 30% of total deferments scheduled to expire in 2Q Vast majority of customers 30+ DPD expired in 2Q Early payment trends for customers exiting deferment program aligned with expectations Remaining 70% of deferrals scheduled to expire in 3Q Proactive staffing and enhancing digital resources Utilizing predictive data and analytics tools Ongoing, multi-faceted customer engagement strategy Auto: Deferral & COVID-19 Relief Auto Deferral Program Trends Auto Deferral Scheduled Expirations Maturity by month -- % of Total Auto Deferrals Processed Data shown in 000’s Note: Consumer Auto deferral program data as of 6/30/2020

Auto Finance

- **Pre-tax income of $329 million, down $130 million YoY and up $502 million QoQ**
  - Net financing revenue down YoY and QoQ due to lower floorplan balances and losses on off-lease vehicles, partly offset by higher retail yield
  - Provision expense reflects COVID-19 reserve build driven by macroeconomic variables
  - Noninterest expense down QoQ reflecting seasonally lower compensation related expenses
- **Earning assets of $103.2 billion, down $11.6 billion YoY and down $9.7 billion QoQ**
  - Lower commercial balances reflect industry vehicle inventory declines
  - Consumer balances stable YoY and QoQ
- **Market-leading, adaptable franchise continuing to prioritize and meet dealer and customer needs**
  - 9th consecutive quarter of estimated retail auto originated yield[2] above 7% supported by strong application volume and origination flow, particularly in Used
  - Commercial auto credit losses of 2 bps remained low
  - Majority of Ally commercial dealers actively participating in at least one-of-four COVID-19 relief offerings[3]
    - 39% wholesale dealers deferred floorplan interest and insurance payments during 2Q, down 20 percentage points from initial dealer requests

		Increase/(Decrease) vs.	
Key Financials *($ millions)*	**2Q 20**	**1Q 20**	**2Q 19**
Net financing revenue	$ 989	$ (51)	$ (33)
Total other revenue	40	(7)	(21)
Total net revenue	1,029	(58)	(54)
Provision for credit losses	256	(510)	76
Noninterest expense[1]	444	(50)	-
Pre-tax income / (loss)	$ 329	$ 502	$ (130)
U.S. auto earning assets (EOP)	$ 103,174	$ (9,743)	$ (11,554)
Key Statistics			
Remarketing (losses) / gains ($ millions)	$ (11)	$ (13)	$ (34)
Average (loss) / gain per vehicle	$ (421)	$ (542)	$ (1,197)
Off-lease vehicles terminated	26,785	6,366	(2,482)
(On-balance sheet - # in units)			
Application Volume (# thousands)	3,098	112	(181)

(1) Noninterest expense includes corporate allocations of $197 million in 2Q 2020, $209 million in 1Q 2020, and $180 million in 2Q 2019.

Retail Auto Trends



Portfolio Yield (ex. hedge)
Est. Retail Auto Originated Yield (2)
Retail Auto NCO %
7.04%
7.53%
7.33%
7.55%
7.59%
7.50%
7.07%
7.25%
7.10%
6.07%
6.17%
6.34%
6.46%
6.57%
6.66%
6.74%
6.66%
6.77%
1.04%
1.32%
1.48%
1.32%
0.95%
1.38%
1.49%
1.44%
0.76%
2Q 18
3Q 18
4Q 18
1Q 19
2Q 19
3Q 19
4Q 19
1Q 20
2Q 20

(2) Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. See page 29 for details.

(3) Eligible dealers requesting at least one relief action as of 6/30/2020.

2Q 2020 Preliminary Results
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Consumer Originations Consumer Origination Mix Consumer Assets Commercial Assets Auto Finance Key Metrics Note: Held-for-investment (“HFI”) asset balances reflect the average daily balance for the quarter. Note: See page 28 for definition. Note: See page 28 for definition.

Insurance Represents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity. See page 34 for details. Noninterest expense includes corporate allocations of $17 million in 2Q 2020, $17 million in 1Q 2020, and $13 million in 2Q 2019. Pre-tax income of $128 million, up $128 million YoY and up $233 million QoQ Results positively impacted by realized and unrealized gains on equity securities Core pre-tax income(1) of $39 million, up $43 million YoY and down $38 million QoQ Earned premiums up YoY driven by growth in consumer products offset by lower dealer inventories Weather losses seasonally higher QoQ and up YoY following historically low hail claims in the prior year Investment income reflects stronger realized gains Written premiums of $267 million in 2Q 2020 Driven by COVID-19 impact on lower vehicle sales and declining dealer inventories

Corporate Finance

- **Pre-tax income of $32 million, down $14 million YoY and up $100 million QoQ**
- **Core pre-tax income[1] of $31 million, down $16 million YoY and up $95 million QoQ**
  - Financing revenue expanded from higher average balances
  - Adjusted total other revenue[1] declined due to higher syndication and investment income in prior periods
  - Provision expense increased YoY primarily due to ongoing COVID-19 macroeconomic reserve build activity
- **$6.0 billion held-for-investment portfolio, up 26% YoY**
  - Portfolio declined QoQ due to repayment of 60% of elevated 1Q 2020 revolver draws
  - Disciplined origination focus led to $1.4 billion of new loan commitments during 2Q

		Increase/(Decrease) vs.	
Key Financials *($ millions)*	**2Q 20**	**1Q 20**	**2Q 19**
Net financing revenue	$ 77	$ 9	$ 16
Adjusted total other revenue [1]	5	(12)	(6)
Adjusted total net revenue [1]	82	(3)	10
Provision for credit losses	25	(89)	22
Noninterest expense[2]	26	(9)	4
Core pre-tax income [1]	$ 31	$ 95	$ (16)
Change in fair value of equity securities [1]	1	5	2
Pre-tax income / (loss)	$ 32	$ 100	$ (14)
Total assets (EOP)	$ 6,206	$ (366)	$ 1,226

(1) Represents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity. See page 34 for details.

(2) Noninterest expense includes corporate allocations of $8 million in 2Q 2020, $10 million in 1Q 2020, and $7 million in 2Q 2019.

Key Portfolio Metrics (3)	46%	~60%	0%
	Asset Based Lending	**Portfolio w/ LIBOR Floor**	**Direct Gas & Oil Exposure**

Corporate Finance Outstandings Loan Portfolio by Industry - 6/30/2020



Services
Manufacturing
Other
Construction 1%
Wholesale 3%
Chemicals & Metals 5%
Other 3%
Paper Printing & Publishing 1%
Food And Beverages 3%
Financial Services 17%
Health Services 22%
Other Services 20%
Retail Trade 1%
Auto & Transportation 12%
Machinery. Equip. Elect. 7%
Other Manufactured Prod. 3%

Corporate Finance HFI Loans and Unfunded Commitments
(end of period balances, $ billions)



$2.2
$4.8
$2.3
$5.0
$2.6
$5.7
$2.5
$6.5
$3.5
$6.0
2Q 19
3Q 19
4Q 19
1Q 20
2Q 20
Held-for-investment loans
Unfunded Commitments

(3) As of 6/30/2020

2Q 2020 Preliminary Results
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Mortgage Finance Noninterest expense includes corporate allocations of $20 million in 2Q 2020, $20 million in 1Q 2020, and $19 million in 2Q 2019. 1st lien only. Updated home values derived using a combination of appraisals, Broker price opinion (BPOs), Automated Valuation Models (AVMs) and Metropolitan Statistical Area (MSA) level house price indices. Pre-tax income of $8 million, down $6 million YoY and down $4 million QoQ Net financing revenue declined YoY and QoQ due to elevated prepayment activity Other revenue up YoY and QoQ reflecting strong gain on sale activity Direct-to-consumer originations of $1.2 billion in 2Q 2020, the highest volume since launching in 2016 60% of 2Q originations from Ally customers Refinance activity accounted for 78% of originations COVID-19 deferral program 5% of borrowers requested assistance(3) 44% of customers in deferral program made a payment in the month of June(3) (3) As of 6/30/2020 for the Mortgage Finance HFI portfolio.

Conclusion Relentless Customer Focus and ‘Do It Right’ Culture Consistent Execution to Drive Long-Term Shareholder Value Ongoing optimization of market leading Auto and Insurance business lines Sustained momentum in customer growth and deposit funding profile optimization Enhance and grow consumer product offerings Efficient capital deployment & disciplined risk management Ongoing focus on continuous execution Servicing & Customer Solutions Payments Investing Savings & Checking Lending Consumer & Commercial Insurance

Supplemental

Results by Segment Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity. See pages 34 for details. Repositioning and other include a $50 million Goodwill impairment at Ally Invest in 2Q 20. Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID, equity fair value adjustments related to ASU 2016-01, and, repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See page 34 for calculation methodology and details. Supplemental Incl. $50M Ally Invest goodwill impairment

Unsecured Long-Term Debt Maturities(1) Funding Ally’s deposit portfolio growth has consistently reduced reliance on wholesale funding markets Ally has access to numerous funding sources, and is committed to maintaining access to the unsecured capital markets During April 2020, Ally issued $750 million of 5.80% senior unsecured notes due May 1, 2025 During June 2020, Ally issued $800 million of 3.05% senior unsecured notes due June 5, 2023 Supplemental Excludes retail notes, demand notes and trust preferred securities; as of 6/30/2020. Reflects notional value of outstanding bond. Excludes total GAAP OID and capitalized transaction costs. Weighted average coupon based on notional value and corresponding coupon for all unsecured bonds as of January 1st of the respective year. Does not reflect weighted average interest expense for the respective year. 2023+ excludes ~$2.6 billion Trust Preferred securities (excluding OID/issuance costs). Wholesale Funding Issuance Ally Financial Ratings Details Note: Ratings and Outlook as of 6/30/2020. Our borrowing costs and access to the capital markets could be negatively impacted if our credit ratings are downgraded or otherwise fail to meet investor expectations or demands. Note: Term ABS shown includes funding amounts (notes sold) at new issue, and does not include private offerings sold at a later date.

Corporate and Other Represents a non-GAAP financial measure. See page 35 for details. Represents a non-GAAP financial measure. See page 34 for calculation methodology and details. HFI legacy mortgage portfolio and HFI Ally Lending portfolio Corporate and Other includes the impact of centralized asset and liability management, corporate overhead allocation activities, the legacy mortgage portfolio, Ally Invest activity and Ally Lending activity Pre-tax loss of $160 million, down $135 million YoY and down $83 million QoQ Net financing loss down YoY primarily driven by lower yields on cash and investment securities, and hedge activity Total other revenue up YoY primarily driven by gains on investments Provision expense up YoY due to reserve build primarily driven by COVID-19 macroeconomic changes at Ally Lending Noninterest expense up YoY primarily driven by goodwill impairment at Ally Invest and the addition of Ally Lending in 4Q 19 Total assets of $50.4 billion, up $14.7 billion YoY Primarily higher cash balance COVID-19 Relief Program includes 120-day payment deferral for customers at Ally Lending 7% of active accounts(4) Supplemental (4) As of 6/30/2020.

Interest Rate Sensitivity Supplemental Net financing revenue impacts reflect a rolling 12-month view. See page 28 for additional details. Gradual changes in interest rates are recognized over 12 months. The impact of the downward rate shocks is impacted by the current low interest rate environment, which limits absolute declines in rates.

GAAP does not prescribe a method for calculating individual elements of deferred taxes for interim periods; therefore, these balances are estimates. Primarily book / tax timing differences, including loan loss reserves impact of ~$0.3 billion related to CECL implementation. Deferred Tax Asset & Effective Tax Rate Supplemental Note: Significant discrete tax items do not relate to the operating performance of the core businesses. 2Q 20 effective tax rate was primarily impacted by a $50 million nondeductible Goodwill impairment. Excluding the nondeductible $50 million Goodwill impairment, the adjusted effective tax rate would be 24.6% 2Q 19 effective tax rate was impacted primarily due to a release of valuation allowance on foreign tax credit carryforwards during the second quarter of 2019. Ally’s effective tax rate was -18.2% for 2Q 19; excluding the discrete tax benefit of $201 million (0.50 EPS impact), the adjusted effective tax rate would be 22.5%, which represents a non-GAAP financial measure.

Supplemental

Notes on Non-GAAP and Other Financial Measures

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to, and not a substitute for, GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core pre-tax income, Core net income attributable to common shareholders, Core return on tangible common equity (Core ROTCE), Adjusted efficiency ratio, Adjusted total net revenue, Adjusted other revenue, Core original issue discount (Core OID) amortization expense and Core outstanding original issue discount balance (Core OID balance), Net financing revenue (excluding Core OID), and Adjusted tangible book value per share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company's operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

1) ***Core pre-tax income*** *is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See page 34 for calculation methodology and details.*
2) ***Core net income attributable to common shareholders*** *is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value. See page 30 for calculation methodology and details.*
3) ***Core original issue discount (Core OID) amortization expense*** *is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 35 for calculation methodology and details.*
4) ***Core outstanding original issue discount balance (Core OID balance)*** *is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 35 for calculation methodology and details.*
5) ***Accelerated issuance expense (Accelerated OID)*** *is the recognition of issuance expenses related to calls of redeemable debt.*
6) ***Interest rate risk modeling*** *– We prepare our forward-looking baseline forecasts of net financing revenue taking into consideration anticipated future business growth, asset/liability positioning, and interest rates based on the implied forward curve. The analysis is highly dependent upon a variety of assumptions including the repricing characteristics of retail deposits with both contractual and non-contractual maturities. We continually monitor industry and competitive repricing activity along with other market factors when contemplating deposit pricing actions. Please see the 10-Q for more details.*
7) ***Net charge-off ratios*** *are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.*
8) ***Tangible Common Equity*** *is a non-GAAP financial measure that is defined as common stockholders' equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for Core OID balance and net deferred tax asset. See page 31 for more details.*
9) ***U.S. consumer auto originations***
   - *New Retail – standard and subvented rate new vehicle loans*
   - *Lease – new vehicle lease originations*
   - *Used – used vehicle loans*
   - *Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans*
   - *Nonprime – originations with a FICO® score of less than 620*
10) ***Customer retention rate*** *is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes non-recurring escheatment.*

2Q 2020 Preliminary Results

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Notes on Non-GAAP and Other Financial Measures Supplemental Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information. Estimated impact of CECL on regulatory capital per interim final rule issued by U.S. banking agencies - In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020, and provides an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extends through December 31, 2021. Beginning on January 1, 2022, we will be required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the interim final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and plan to phase in the regulatory capital impacts of CECL based on this five-year transition period.

GAAP to Core Results: Adjusted EPS - Quarterly Supplemental Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses.

GAAP to Core Results: Adjusted TBVPS - Quarterly Supplemental Adjusted tangible book value per share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. Note: In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. Federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. Ally adopted CECL on January 1, 2020. Upon implementation of CECL Ally recognized a reduction to our opening retained earnings balance of approximately $1.0 billion, net of income tax, which reflects a pre-tax increase to the allowance for loan losses of approximately $1.3 billion. This increase is almost exclusively driven by our consumer automotive loan portfolio.

GAAP to Core Results: Core ROTCE - Quarterly Supplemental Core return on tangible common equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share. In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and significant discrete tax items. In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

GAAP to Core Results: Adjusted Efficiency Ratio - Quarterly Supplemental Adjusted efficiency ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted efficiency ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See page 18 for the combined ratio for the Insurance segment which management uses as a primary measure of underwriting profitability for the Insurance segment.

Notes on Non-GAAP and Other Financial Measures Supplemental Non-GAAP line items walk to Core pre-tax income, a non-GAAP financial measure that adjusts pre-tax income. See page 28 for definitions.

Notes on Non-GAAP and Other Financial Measures Supplemental Excludes accelerated OID. See page 28 for definitions. Note: Equity fair value adjustments related to ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity. Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items. See page 28 for definitions.